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                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
  RGI U.S. HOLDINGS, INC.

     We consent to the use of our reports on the consolidated financial statements of RGI U.S. Holdings, Inc. and certain subsidiaries, the combined financial statements of Grand Harbor Associates and Affiliates, and the combined financial statements of the Oak Harbor Affiliated Companies included herein and to the reference to our firm under the heading "Experts" in the prospectus.

     Our report covering the RGI U.S. Holdings Inc. consolidated financial statements contains an explanatory paragraph that states that the consolidated financial statements were prepared to present the financial position, results of operations and cash flows of the entities to be merged pursuant to the Agreement and Plan of Merger with Banyan Mortgage Investment Fund and are not intended to be a complete presentation of RGI U.S. Holdings Inc.

/s/  KMPG PEAT MARWICK LLP

Seattle, Washington
September 16, 1996